Exhibit 99.1

FOR IMMEDIATE RELEASE	No. 09-06
For more information contact: Ronald D. Mogel, Senior Vice President and Chief Financial Officer
Phone: (337) 896-6664

OMNI ANNOUNCES FAVORABLE JUDGMENT IN LAWSUIT

CARENCRO, LA – June 25, 2009 – OMNI ENERGY SERVICES CORP. (NASDAQ GM: OMNI) (“OMNI” or the “Company”) announced today that it has received a favorable judgment, dismissing a lawsuit filed by Robert H. Rhyne and Brent Trauth, the former owners of Preheat, Inc., which the Company acquired in February 2006.

Mr. Rhyne and Mr. Trauth filed the lawsuit in federal court in the United States District Court for the Western District of Louisiana in Lafayette, Louisiana, against the Company, its directors, its Chief Operating Officer, its Chief Financial Officer, one of the Company’s investment advisors and a principal of the investment advisor.

The lawsuit sought, among other things, (i) a declaratory judgment that the Preheat purchase agreement executed in December 2005 is null because of alleged securities fraud and bad faith breach of the Preheat purchase agreement and that Mr. Rhyne’s ERISA rights be clarified, (ii) injunctive relief to halt alleged securities disclosure violations by the Company and to remove three board members, and (iii) damages resulting from the nullification of the Preheat purchase agreement, which the plaintiffs claimed exceeded $85.0 million.

The Company responded to the lawsuit by immediately filing motions to dismiss the matter, which were granted and resulted in the Judgment which was signed June 23rd. All claims alleging security law violations on behalf of the Company were specifically dismissed, as well as the claims against all the other parties named as defendants. The Judgment reads in part “All of plaintiffs’ federal law claims are dismissed with prejudice for failure to state a claim, and all of plaintiffs’ state law claims are dismissed without prejudice to their reassertion in an appropriate state court.”

Brian J. Recatto, OMNI’s President and Chief Executive Officer, stated, “We are very pleased with the dismissal of these claims and with having the court reach a conclusion consistent with our position from the commencement of these proceedings. We are eager to put these claims behind us and continue to focus on the commercial goals and objectives of OMNI.”

Headquartered in Carencro, LA, OMNI Energy Services Corp. offers a broad range of integrated services to geophysical companies engaged in the acquisition of on-shore seismic data and to oil and gas companies operating in the Gulf of Mexico as well as the prolific oil and gas producing regions of the continental United States of America. OMNI provides its services through five business segments: Seismic Services (including drilling, survey and permitting services), Environmental Services, Equipment Leasing, Fluid and Transportation Services and Other Services.

Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that all forward-looking statements involve risks and uncertainties associated with the impact of the current economic climate, the timely conversion of seismic drilling backlog into revenue, the acceptance and use of OMNI’s environmental cleaning services, OMNI’s dependence on activity in the oil and gas industry, labor shortages, permit delays, dependence on significant customers, seasonality and weather risks, competition, technological evolution, the outcome of pending litigation, the continued growth of our environmental services and equipment leasing business segments, completion of strategic transactions under consideration by OMNI, and other risks detailed in OMNI’s filings with the Securities and Exchange Commission.

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